[FHLBank Atlanta logo]

News Release
October 30, 2014

FOR IMMEDIATE RELEASE
CONTACT: Meredith Moses
Federal Home Loan Bank of Atlanta
mmoses@fhlbatl.com
(404) 888-8145

Federal Home Loan Bank of Atlanta Declares a 4.23% Dividend for Third Quarter 2014

ATLANTA, October 30, 2014 - The Board of Directors of the Federal Home Loan Bank of Atlanta (FHLBank Atlanta) has approved a dividend at an annualized rate of 4.23 percent for the third quarter of 2014.

“The Bank’s strong financial results reflect its commitment to providing reliable funding solutions that help its shareholders serve their communities,” said FHLBank Atlanta Chair of the Board of Directors, Donna C. Goodrich. “We are pleased that our shareholder financial institutions are well-positioned to manage both growth and risk in a variety of interest rate environments.”

The dividend rate is equal to average three-month LIBOR plus 4.00 percent for the period of July 1, 2014, to September 30, 2014, an increase of .50 percent from the dividend rate of average three-month LIBOR plus 3.50 percent for the second quarter. The dividend payout is applicable to capital stock held during that period. The dividend will be credited to shareholders’ daily investment accounts at the close of business on November 4, 2014.

If you have questions, please contact FHLBank Atlanta’s Funding Desk at 1.800.536.9650, ext. 8011.

About FHLBank Atlanta
FHLBank Atlanta offers competitively-priced financing, community development grants, and other banking services to help member financial institutions make affordable home mortgages and provide economic development credit to neighborhoods and communities. The Bank’s members-its shareholders and customers-are commercial banks, credit unions, savings institutions, community development financial institutions, and insurance companies located in Alabama, Florida, Georgia, Maryland, North Carolina, South Carolina, Virginia, and the District of Columbia. FHLBank Atlanta is one of 12 district banks in the Federal Home Loan Bank System which since 1990 has contributed more than $5.1 billion to the Affordable Housing Program.

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